Exhibit 99.1

Aastrom Biosciences, Inc. Announces Pricing of Public Offering of Common Stock and Warrants

ANN ARBOR, Michigan, August 13, 2013— Aastrom Biosciences, Inc. (Nasdaq: ASTM), the leading developer of patient-specific, expanded multicellular therapies for the treatment of severe, chronic cardiovascular diseases, announced today that it has priced a public offering of 29,000,000 shares of its common stock, and warrants to purchase up to an aggregate of 29,000,000 shares of common stock, at a price to the public of $0.30 per share. The warrants have a per share exercise price of $0.37, are exercisable immediately, and expire five years from the date of issuance.

The gross proceeds to Aastrom from this offering are expected to be approximately $8,700,000 before deducting underwriting discounts and commissions and other estimated offering expenses.  All of the shares in the offering are to be sold by the Company.

The Company intends to use the net proceeds from the offering to conduct its clinical development programs including the Phase 2b ixCELL-DCM clinical trial, working capital needs, and for other general corporate purposes.

Aastrom has also granted the underwriters a 45-day option to purchase up to an additional 4,330,000 shares of common stock and/or up to 4,330,000 additional warrants to cover over-allotments, if any.  The offering is expected to close on or about August 16, 2013, subject to customary closing conditions.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

Maxim Group LLC is acting as a co-manager for the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on August 13, 2013.  A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.  Copies of the preliminary prospectus may also be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, via telephone at (212) 813-1010, or via email at prospectus@aegiscap.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock and warrants of Aastrom Biosciences, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Aastrom Biosciences

Aastrom Biosciences is the leader in developing patient-specific, expanded multicellular therapies for use in the treatment of patients with severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of ixmyelocel-T, a patient-specific multicellular therapy expanded from a patient’s own bone marrow and delivered directly to damaged tissues.  Aastrom has advanced ixmyelocel-T into late-stage clinical development, including a Phase 2b clinical trial in patients with ischemic dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact:

Bill Berry

Berry & Company

bberry@berrypr.com

(212) 253-8881

Investor contact:

Chad Rubin

The Trout Group

crubin@troutgroup.com

(646) 378-2947

This document contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with the closing of the offering described herein, Aastrom’s intended use of proceeds in connection with the offering, clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses.  These and other significant factors are discussed in greater detail in Aastrom’s Registration Statement on Form S-1 described above, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.